Exhibit 10.3

Neighborhood Community Bank

Director Deferred Compensation Agreement

Neighborhood Community Bank

Director Deferred Compensation Agreement

THIS DIRECTOR DEFERRED COMPENSATION AGREEMENT (the “Agreement”) is adopted this          day of                     , 200    , by and between Neighborhood Community Bank, a state-chartered commercial bank located in Newnan, Georgia (the “Bank”), and [NAME OF DIRECTOR] (the “Director”).

The purpose of this Agreement is to provide specified benefits to the Director, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article I

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person or entity, or the estate of the deceased Director, entitled to any benefits upon the death of the Director pursuant to Article 6.

1.2	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.4	“Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Section 409A of the Code and regulations thereunder.

1.5	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date of this Agreement.

1.6	“Crediting Rate” means seventy-five percent (75%) of the Bank’s Return on Equity for the prior Plan Year.

1.7	“Deferral Account” means the Bank’s accounting of the Director’s accumulated Deferrals, plus accrued interest.

Neighborhood Community Bank

Director Deferred Compensation Agreement

1.8	“Deferral Election Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate the amount of the Deferrals.

1.9	“Deferrals” means the amount of the Compensation which the Director elects to defer according to this Agreement.

1.10	“Disability” means the Director: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Bank provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.11	“Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs: (i) following a Change in Control; or (ii) due to death, Disability or Termination for Cause.

1.12	“Effective Date” means .

1.13	“Fees” means the total fees payable to the Director during a Plan Year.

1.14	“Normal Retirement Age” means the Director attaining age sixty-seven (67).

1.15	“Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.16	“Plan Administrator” means the Board or such committee or person as the Board shall appoint.

1.17	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.18	“Return on Equity” means the Bank’s after-tax net income, after taking into account Extraordinary Items, divided by the Bank’s average equity for the same fiscal year. The Bank’s independent auditor shall determine the Bank’s return on equity after also determining the Bank’s after-tax net income and the Bank’s average equity for the year in question.

Neighborhood Community Bank

Director Deferred Compensation Agreement

1.19	“Separation from Service” means the termination of the Director’s service with the Bank for reasons other than death. Whether a Separation from Service takes place is determined in accordance with the requirements of Code Section 409A and related Treasury guidance or Regulations based on the facts and circumstances surrounding the termination of the Director’s service and whether the Bank and the Director intended for the Director to provide significant services for the Bank following such termination.

1.20	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”). If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

1.21	“Termination for Cause” means a Separation from Service for:

(a)	Gross negligence or gross neglect of duties to the Bank; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director’s service and resulting in a material adverse effect on the Bank.

1.22	“Unforeseeable Emergency” means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director’s spouse, or the Director’s dependent (as defined in Section 152(a) of the Code), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Article 2

Deferral Election

2.1	Elections Generally. The Director may annually file a Fees Deferral Election Form with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to such Fees will be performed;

2.2

Initial Election. After being notified by the Plan Administrator of becoming eligible for participation in the Agreement, the Director may make an initial deferral election under this Agreement by delivering to the Plan Administrator signed Deferral Election Form and Beneficiary Designation Form within thirty (30) days of becoming eligible. The Deferral Election Form shall set forth the amount of Fees to be deferred. However, if the Director was eligible to participate in any other account balance plans sponsored by the

Neighborhood Community Bank

Director Deferred Compensation Agreement

Bank (as referenced in Code Section 409A and related Treasury guidance or Regulations) prior to becoming eligible to participate in this Agreement, the initial election to defer Fees under this Agreement shall not be effective until the Plan Year following the Plan Year in which the Director became eligible to participate in this Agreement.

2.3	Deferral Period. The Director may defer Fees for five (5) Plan Years after the Effective Date of this agreement.

2.4	Election Changes. The Director may modify the amount of Fees to be deferred annually by filing a new Deferral Election Form with the Bank. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Deferral Election Form is received by the Bank.

2.5	Hardship. If an Unforeseeable Emergency occurs, the Director, by written instructions to the Company, may discontinue deferrals hereunder. Any subsequent Deferral Elections may be made only in accordance with Section 2.1 hereof.

Article 3

Deferral Account

3.1	Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

(a)	Any Deferrals hereunder;

(b)	Interest as follows:

(i)	On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded monthly; and

(ii)	On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate compounded monthly. Prior to any event causing distributions hereunder, the Board, in its sole discretion, may change the rate used to calculate interest in this Section 3.1(b)(ii).

3.2	Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Bank for the distribution of benefits. The benefits represent the mere Bank promise to distribute such benefits. The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Neighborhood Community Bank

Director Deferred Compensation Agreement

Article 4

Distributions During Lifetime

4.1	Normal Retirement Benefit. Upon the Normal Retirement Date, the Bank shall distribute to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1	Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Normal Retirement Date.

4.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Director in one hundred twenty (120) equal monthly installments commencing within thirty (30) days following Normal Retirement Date.

4.2	Early Termination Benefit. If Early Termination occurs, the Bank shall distribute to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1	Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance determined as of the date of Separation from Service.

4.2.2	Distribution of Benefit. The Bank shall distribute the benefit to the Director in one hundred twenty (120) equal monthly installments commencing within thirty (30) days following Normal Retirement Age.

4.3	Disability Benefit. If a Disability occurs which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.1	Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance determined as of the date of Separation from Service.

4.3.2	Distribution of Benefit. The Bank shall distribute the benefit to the Director in one hundred twenty (120) equal monthly installments commencing within thirty (30) days following Normal Retirement Age.

4.4	Change in Control Benefit. If a Change in Control occurs followed within by a Separation from Service, the Bank shall distribute to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Article.

4.4.1	Amount of Benefit. The benefit under this Section 4.4 is the Deferral Account balance determined as of the date of Separation from Service.

4.4.2	Distribution of Benefit. The Bank shall distribute the benefit to the Director in one hundred twenty (120) equal monthly installments commencing within thirty (30) days following Normal Retirement Age.

Neighborhood Community Bank

Director Deferred Compensation Agreement

4.5	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Separation from Service, the provisions of this Section 4.5 shall govern all distributions hereunder. Benefit distributions that are made due to a Separation from Service occurring while the Director is a Specified Employee shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

4.6	Distributions Upon income Inclusion Under Code Section 409A. If any amount is required to be included in income by the Director prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Director may petition the Plan Administrator for a distribution of that portion of the Deferral Account balance that is required to be included in the Director’s income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Director immediately available funds in an amount equal to the portion of the Deferral Account balance required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Director’s petition is granted. Such a distribution shall affect and reduce the Director’s benefits to be paid under this Agreement.

4.7	Change in Form or Timing of Distributions. For distribution of benefits under this Article 4, the Director and the Bank may, subject to the terms of Section 10.1, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)	must, for benefits distributable under Sections 4.2, 4.3 and 4.4 be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Article 4 delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

4.8

Hardship Distribution. If an Unforeseeable Emergency occurs, the Director may petition the Board to receive a distribution from the Agreement. The Board in its sole discretion may grant such petition. If granted, the Director shall receive, within sixty (60) days, a distribution from the Agreement (i) only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the

Neighborhood Community Bank

Director Deferred Compensation Agreement

liquidation would not itself cause severe financial hardship). In any event, the maximum amount which may be paid out pursuant to this Section 4.8 is the Deferral Account balance as of the day that the Director petitioned the Board to receive a Hardship Distribution under this Section. Such a distribution shall reduce the Deferral Account balance.

Article 5

Distributions at Death

5.1	Death During Active Service. If the Director dies prior to Separation from Service, the Bank shall distribute to the Beneficiary the benefit described in this Section 5.1. This benefit shall be distributed in lieu of the benefits under Article 4.

5.1.1	Amount of Benefit. The benefit under this Section 5.1 is the Deferral Account balance determined as of the date of the Director’s death.

5.1.2	Distribution of Benefit. The Bank shall distribute the benefit to the Beneficiary, in a lump sum within sixty (60) days following receipt by the Bank of the Director’s death certificate.

5.2	Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Director had the Director survived.

5.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits to which the Director was entitled prior to death except that the benefit distributions shall commence within sixty (60) days following receipt by the Bank of the Director’s death certificate.

Article 6

Beneficiaries

6.1	In General. The Director shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Director participates.

6.2

Designation. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. If the Director names someone other than the Director’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal

Neighborhood Community Bank

Director Deferred Compensation Agreement

consent is required to be provided in a form designated by the Plan Administrator, executed by the Director’s spouse and returned to the Plan Administrator. The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4	No Beneficiary Designation. If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, any benefits shall be paid to the Director’s estate.

6.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall completely discharge of any liability under the Agreement for such distribution amount.

Article 7

General Limitations

7.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement in excess of the Deferrals if the Director’s service with the Bank is terminated due to a Termination for Cause.

7.2	Suicide or Misstatement. No benefit shall be distributed if the Director commits suicide within two (2) years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Director and owned by the Bank denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

Neighborhood Community Bank

Director Deferred Compensation Agreement

7.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. 1828 and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments and any other regulations or guidance promulgated thereunder.

Article 8

Administration of Agreement

8.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

8.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Bank.

8.3	Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5	Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the death, Disability or Separation from Service of the Director, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Statement of Accounts. The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

Neighborhood Community Bank

Director Deferred Compensation Agreement

Article 9

Claims and Review Procedures

9.1	Claims Procedure. The Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1	Initiation — Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

9.1.2	Timing of Bank Response. The Bank shall respond to such claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3	Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed, and

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

9.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

9.2.1	Initiation — Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

Neighborhood Community Bank

Director Deferred Compensation Agreement

9.2.2	Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

9.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4	Timing of Bank Response. The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based, and

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

Article 10

Amendments and Termination

10.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Director. However, the Bank may unilaterally amend this Agreement to conform to written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A and any and all Treasury regulations and guidance promulgated thereunder.

10.2	Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Director. Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

Neighborhood Community Bank

Director Deferred Compensation Agreement

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if the Bank terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangement within twelve (12) months of the such terminations;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four 24) months following such termination, and the Bank does not adopt any new account balance plans for a minimum of five (5) years following the date of such termination;

the Bank may distribute the Deferral Account balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

Article 11

Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

11.2	No Guarantee of Service. This agreement is not a contract for services. It does not give the Director the right to remain as a member of the Board nor interfere with the Bank’s right to discharge the Director. It does not require the Director to remain a member of the Board nor interfere with the Director’s right to terminate service at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4	Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Code Section 409A from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Bank shall satisfy all applicable reporting requirements, including those under Code Section 409A.

Neighborhood Community Bank

Director Deferred Compensation Agreement

11.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.

11.6	Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors. Any insurance on the Director’s life or other informal funding asset is a general asset of the Bank to which the Director and the Beneficiary have no preferred or secured claim.

11.7	Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another bank, firm or person unless such succeeding or continuing bank, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of an event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor entity.

11.8	Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

11.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10	Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement due to regulatory or other constraints, the Bank or Plan Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the address below:

Neighborhood Community Bank

Director Deferred Compensation Agreement

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Director.

11.14	Compliance with Section Code 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Director and the Bank have signed this Agreement as of                     , 2

Director:	Bank:

Neighborhood Community Bank

By:
[Director]
Title:

Neighborhood Community Bank

Director Deferred Compensation Agreement

Deferral Election Form

Fees Election

Amount of Deferral	Duration
[Initial and Complete One]	[Initial and Complete One]
I elect to defer % of my Fees (amount not to exceed %).	For year(s)

I elect to defer $ of my Fees (amount not to exceed $ ).	For all future Plan Years

I elect not to defer any of my Fees.

Printed Name:

Signature:

Date:

Received by the Plan Administrator this              day of                     , 2

By:

(i) Title:

Neighborhood Community Bank

Director Deferred Compensation Agreement

BENEFICIARY DESIGNATION FORM

☐	New Designation

☐	Change in Designation

I,                                          designate the following as Beneficiary under the Plan:

Primary:

%

%

Contingent:

%

%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of [your name]_”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

Received by the Plan Administrator this              day of                     , 2

By:

Title: